NEWS RELEASE

                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE:
April 4, 2000



MEDIA CONTACTS:                               INVESTOR CONTACTS:
Jim Gerace                                    John Killian
Verizon Wireless                              Wireless Company and Bell Atlantic
800-214-3555                                  212-395-1152
908-306-7508

Susan Kraus                                   Melissa Stimpson
Bell Atlantic                                 Vodafone AirTouch
212-395-0500                                  44-16-3568-2465

Kathy Reinhart                                Terry Barwick
Vodafone AirTouch                             Vodafone AirTouch
415-658-2042                                  44-16-3568-2465


                  BELL ATLANTIC AND VODAFONE AIRTOUCH LAUNCH
                               VERIZON WIRELESS

               Companies Begin Planning Initial Public Offering

     NEW YORK AND LONDON - With the launch today of Verizon Wireless, Bell Atlantic Corp. (NYSE:BEL) and Vodafone AirTouch Plc (NYSE and LSE: VOD) also announced they are planning an initial public offering of part of their wireless business. Yesterday marked the formal combination of Bell Atlantic's and Vodafone AirTouch's U.S. cellular, paging and PCS businesses to form Verizon Wireless, a new nationwide wireless competitor.

     Verizon Wireless will be further strengthened following the completion of the Bell Atlantic - GTE Corp. (NYSE:GTE) merger, which is targeted for the second quarter. Including additions from GTE's domestic wireless business, the new company will rank as the nation's largest wireless company by far, serving more than 24 million wireless and nearly 4 million paging customers. Its nationwide footprint will cover over 90 percent of the U.S. population and 96 of the top 100 U.S. wireless markets, with 232 million net POPs.


                                     -more-

Bell Atlantic and Vodafone AirTouch Combine U.S. Wireless Businesses/Page 2

     The Bell Atlantic-Vodafone AirTouch wireless agreement and the Bell Atlantic-GTE merger are independent transactions. The completion of one is not contingent upon completion of the other.

     Ivan Seidenberg, chairman and chief executive officer of Bell Atlantic, said, "Today's announcement marks an important milestone for our companies and the entire wireless industry. As the largest U.S. wireless company, we will create a telecommunications powerhouse that will be instrumental in shaping the future of our companies and our industry to the benefit of customers, shareholders and employees. We intend to capitalize on the value of this business, and at a recent board meeting , the board directed the management team to begin the planning for an initial public offering of Verizon Wireless."

     "Combining our U.S. wireless businesses with those of Bell Atlantic and GTE positions us to succeed in a market poised for accelerating growth," said Chris Gent, chief executive officer of Vodafone AirTouch. "With today's announcement, we secure the essentials for success in the U.S. wireless market: a coast-to-coast footprint; significant operating scale; a common digital technology creating the nation's premier wireless network; and a distinct marketing advantage of a single brand and nationwide service. We also look forward to offering the public an opportunity to participate in the growth in value we believe Verizon Wireless will create for both of its parents"

     Denny Strigl, president and chief executive officer of Verizon Wireless, said, "In just six months, we have combined our businesses by integrating our best leaders with our best practices. We'll consistently demonstrate to consumers and shareowners the speed-to-market that will be our hallmark in providing new and innovative wireless products and services, starting today with the launch of a new, nationwide flat-rate SingleRate pricing plan."

     Verizon Wireless will have the national scale and scope to realize revenue enhancements, cost savings and capital efficiencies. The company will achieve expense savings through reduced roaming costs and increased economies of scale in transport, billing volumes, handset purchases and advertising. Combining common CDMA (Code Division-Multiple Access) technology platforms will also yield capital efficiencies, simplified integration and superior network quality.

     After the close of the Bell Atlantic - GTE Corp. merger, Bell Atlantic-GTE will own 55 percent and Vodafone AirTouch will own 45 percent of the wireless joint venture. The board has seven members, with four designated by Bell Atlantic and three by Vodafone AirTouch. Headquarters are in New York City and Bedminster, NJ.


                                       ###

Bell Atlantic and Vodafone AirTouch Combine U.S. Wireless Businesses/Page 3


Note: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the ability of the new wireless enterprise to combine operations and obtain revenue enhancements and cost savings; materially adverse changes in economic conditions in the markets served by us or by entities in which we have substantial investments; material changes in available technology; the extent, timing, success, and overall effects of competition; the timing of the completion of the merger with GTE and the ability of the new wireless enterprise to combine operations and obtain revenue enhancements and cost savings following the addition of the GTE wireless assets.